Exhibit 99.1

March 11, 2015

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Tamera Gjesdal	Cynthia Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
BB&T Investor Relations	BB&T Investor Relations	BB&T Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T announces Federal Reserve’s response to its CCAR capital plan

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced the board of governors of the Federal Reserve System accepted its capital plan and did not object to its proposed capital actions.

The capital actions include a recommendation to increase the quarterly dividend $0.03 to $0.27, a 12.5% increase. This action will be considered by the board at its April 27 meeting. The plan also incorporates other uses of capital including the three announced acquisitions (Citi Texas branches, The Bank of Kentucky and Susquehanna Bancshares Inc.) and cumulative share buybacks of up to $820 million beginning in the third quarter of 2015.

“We are pleased to receive the Federal Reserve’s non-objection to move forward with our capital plan and to reward our shareholders,” said Chairman and Chief Executive Officer Kelly S. King. “This demonstrates BB&T’s strength and our continued use of resources to benefit our shareholders and grow our company in a way that supports our communities and clients.”

BB&T submitted its capital plan, approved by its board of directors, to the Federal Reserve, FDIC and the North Carolina Commissioner of Banks in January 2015 as part of the Comprehensive Capital Analysis and Review of 31 bank holding companies.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $186.8 billion in assets and market capitalization of $28.0 billion, as of December 31, 2014. Based in Winston-Salem, N.C., the company operates 1,839 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is recognized consistently for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates, and others. More information about BB&T and its full line of products and services is available at BBT.com.

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